Eastern Light Capital Reports First Quarter 2009 Results and Debt Retirement

SAN FRANCISCO, CA -- (Marketwire - May 19, 2009) - Eastern Light Capital, Incorporated ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust ("REIT"), will file its 10-Q on May 19, 2009 after the New York Stock Exchange's ("NYSE") closing. ELC's net income for the three months ended March 31, 2009 was $28,508 ($0.08 basic and diluted per share), as compared to net income of $9,268 ($0.02 basic and diluted per share) for the like period in 2008. Operational revenues were $78,773 for the three months ending March 31, 2009 and $241,006 for the like period in 2008. Expenses were $330,193 for the three months ending March 31, 2009 as compared to $258,468 for the like period in 2008. Non-operational revenue from real estate and securities transactions were $279,928 for the three months ended March 31, 2009, as compared to $26,730 for the like period in 2008.

Chairman and Chief Executive Officer Richard J. Wrensen commented, "We hope to build on a profitable first quarter. Currently, as compared to 2009's first quarter, we expect to increase the second quarter's operating revenue, mortgage interest income and rental income and we expect the second quarter's operating expenses to decline. Recently, we also negotiated the settlement of $2,000,000 of bank borrowing for $1,600,000. ELC's second quarter results will report a $400,000 non-recurring gain from the retirement of debt."

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. Until 2007, ELC was externally managed. Prior to July 2008, ELC was known as Capital Alliance Income Trust ("CAIT"). The name change was required on account of the termination agreement with the external manager.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 693-9500
IR@caitreit.com
www.caitreit.com